Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CARBYLAN BIOSURGERY, INC.

Carbylan Biosurgery, Inc., a corporation organized and existing under the laws of the state of Delaware, hereby certifies as follows:

1.        This Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 26, 2004 under the name Sentrx Surgical, Inc.

2.        This Amended and Restated Certificate of Incorporation has been duly adopted by this Corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

3.        The Amended and Restated Certificate of Incorporation of this Corporation is hereby integrated, amended and restated to read in full as follows:

FIRST:        The name of the corporation is Carbylan Biosurgery, Inc. (the “Corporation”).

SECOND:   The address of the registered office of the Corporation in the State of Delaware is 3500 South Dupont Highway, Dover, County of Kent, 19901, and the name of its registered agent at such address is Incorporating Services, Ltd.

THIRD:        The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) and to possess and employ all powers and privileges now or hereafter granted or available under the laws of the State of Delaware to such corporations.

FOURTH:

(A)     The total number of shares that the Corporation shall have authority to issue is 79,371,305, of which (i) 45,000,000 shares shall be Common Stock, each with a par value of $0.001 (the “Common Stock”), and (ii) 34,371,305 shares shall be preferred stock, each with a par value of $0.001 (the “Preferred Stock”), of which 6,574,364 shares of Preferred Stock shall be designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and 27,796,941 shares of Preferred Stock shall be designated Series B Convertible Preferred Stock (the “Series B Preferred Stock”).

(B)     Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held on all matters as to which holders of stock shall be entitled to vote, and, subject to the preferential rights of the Preferred Stock, shall be entitled to the right to receive dividends, if, as and when declared by the Corporation’s Board of Directors out of assets lawfully available therefor. Subject to any other vote or approval required by this Amended and Restated Certificate, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law. Except for and subject to those performances, rights and privileges expressly granted to the holders of Preferred Stock, and except as may be provided by the laws of the State of Delaware, the holders of Common Stock shall have exclusively all other rights of stockholders of the Corporation, including, but not by way of limitation, in the event of any distribution of assets upon the dissolution or liquidation of the Corporation, the right to receive ratably and equally all of the assets of the Corporation remaining after the payment to the holders of Preferred Stock of the specific amounts, if any, which they are entitled to receive as may be provided herein or pursuant hereto.

(C)     Cumulative voting shall not be permitted in the election of directors or otherwise.

(D)     The following is a statement of the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of the Series A Preferred Stock and the Series B Preferred Stock.

1.        Dividends.

(a)     The holders of issued and outstanding shares of Series A Preferred Stock and Series B Preferred Stock, in preference and prior to the holders of any other shares of capital stock of the Corporation, shall be entitled to receive on a pari passu basis dividends, if, as and when declared by the Corporation’s Board of Directors, out of any asset at the time legally available therefore, in an amount per share equal to (i) $0.096208 per annum (representing 8% of the initial Series A Conversion Price (as defined below) per annum) (subject to equitable adjustments as a result of any stock dividend, stock split, combination, reverse split, reclassification or similar event with respect to the Series A Preferred Stock after the date hereof) (the “Series A Dividend”) on each outstanding share of Series A Preferred Stock and (ii) $0.096208 per annum (representing 8% of the initial Series B Conversion Price (as defined below) per annum) (subject to equitable adjustments as a result of any stock dividend, stock split, combination, reverse split, reclassification or similar event with respect to the Series B Preferred Stock after the date hereof) (the “Series B Dividend”) on each outstanding share of Series B Preferred Stock before any dividend or other distribution is declared or paid on shares of Common Stock or any other class of capital stock of the Corporation ranking junior to the Series A Preferred Stock or the Series B Preferred Stock. Neither the Series A Dividend nor the Series B Dividend shall be cumulative.

(b)     Any dividend or distribution to be paid on any shares of capital stock of the Corporation after payment of the Series A Dividend and the Series B Dividend in full shall be paid only if an equivalent dividend or distribution is paid simultaneously to all holders of capital stock (on an as converted to Common Stock basis) on a pro rata basis.

2.        Liquidation Preference.

(a)     In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), the holders of shares of Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive pari passu, prior to and in preference to any distribution of any of the assets or surplus funds of the Corporation available for distribution to the holders of Common Stock by reason of their ownership thereof, an amount equal to (i) $1.2026 per share of Series A Preferred Stock (as adjusted for any stock splits, stock dividend, recapitalizations or the like with respect to such shares occurring after the date hereof) (the “Series A Original Issuance Price”), plus all declared but unpaid dividends in respect of each of such shares then held by them (the “Series A Liquidation Preference”) and (ii) $1.2026 per share of Series B Preferred Stock (as adjusted for any stock splits, stock dividend, recapitalizations or the like with respect to such shares occurring after the date hereof) (the “Series B Original Issuance Price”), plus all declared but unpaid dividends in respect of each of such shares then held by them (the “Series B Liquidation Preference”). If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of shares of Series A Preferred Stock and Series B Preferred Stock of all amounts distributable to them under the foregoing sentence, then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of shares of Series A Preferred Stock and Series B Preferred Stock on a pari passu basis in proportion to the full preferential amount each such holder would otherwise receive upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b)     Upon completion of the distribution required by subsection 2(a) hereof, all of the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of shares of Series A Preferred Stock, Series B Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each such stockholder (on an as converted to Common Stock basis) until such time as (i) the holders of shares of Series A Preferred Stock shall have received total distributions, including pursuant to Article Fourth, Section 2(a) above, equaling 300% of the Series A Liquidation Preference in respect of the shares of Series A Preferred Stock then held by them and (ii) the holders of shares of Series B Preferred Stock shall have received total distributions, including pursuant to Article Fourth, Section

2(a) above, equaling 300% of the Series B Liquidation Preference in respect of the shares of Series B Preferred Stock then held by them, after which all remaining proceeds shall be distributed to the holders of shares of Common Stock pro rata based on the number of shares of Common Stock held by each such stockholder.

(c)     For purposes of this Section 2, a Liquidation Event shall be deemed to be occasioned by, or to include, unless waived in writing by the holders of at least a majority of the then issued and outstanding shares of Preferred Stock, (A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, a merger, reorganization or consolidation of the Corporation with or into another entity but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation) which results in the holders of the voting securities of the Corporation outstanding immediately prior thereto directly owning immediately thereafter less than a majority of the voting securities of the surviving entity outstanding immediately after such merger or consolidation; (B) a sale of all or substantially all of the assets of this Corporation; or (C) the sale (whether through one sale or multiple sales as part of the same transaction any time after the date of this Amended and Restated Certificate of Incorporation) by holders of the Corporation’s capital stock of an aggregate of fifty percent (50%) or more of the outstanding voting power of the Corporation. In any of such events, if the consideration received by this Corporation is other than cash, its value will be deemed its fair market value, as determined in good faith by this Corporation’s Board of Directors. Any securities shall be valued as follows:

(i)     Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(A)     If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30)-day period ending three (3) days prior to the closing;

(B)     If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale price (whichever is applicable) over the thirty (30)-day period ending three (3) days prior to the closing; and

(C)     If there is no active public market, the value shall be the fair market value thereof, as mutually determined by this Corporation and the holders of at least a majority of the then issued and outstanding shares of Preferred Stock.

(ii)     The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i)(A), (B) or (C) to reflect the approximate fair market value thereof, as may be determined in good faith by this Corporation’s Board of Directors.

(d)     Written notice of any impending Liquidation Event, including any transaction deemed to be such an action under subsection 2(c) hereof, describing the material terms and conditions of the impending transaction, the preferential amounts payable under subsection 2(a) hereof, and the place where said preferential amounts shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier or telex, not less than ten (10) days prior to the stockholders’ meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, to the holders of record of Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation. Notwithstanding the other provisions of this Amended and Restated Certificate of Incorporation, all notice periods in this Amended and Restated Certificate of Incorporation may be shortened or waived, either before or after the action for which notice is required, upon the written consent of the holders of a majority of the outstanding shares of Preferred Stock entitled to such notice rights.

(e)     In the event of a Liquidation Event, if any portion of the consideration payable to the stockholders of the Company is placed into escrow and/or is payable to the stockholders of the Company subject to contingencies, the Agreement shall provide that (x) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Company in accordance with subsections 2(a) and 2(b) as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event and (y) any additional consideration that becomes payable to the stockholders of the Company upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Company in accordance with subsections 2(a) and 2(b) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

3.        Conversion. The holders of shares of Series A Preferred Stock and Series B Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)     Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by (i) dividing the Series A Original Issuance Price by the Series A Conversion Price, determined as provided herein, in effect on the date the certificate is surrendered for conversion for each such share of Series A Preferred Stock, and (ii) dividing the Series B Original Issuance Price by the Series B Conversion Price, determined as provided herein, in effect on the date the certificate is surrendered for conversion for each such share of Series B Preferred Stock. The initial Conversion Price per share for each share of Series

A Preferred Stock shall be $1.2026, the “Series A Conversion Price”) and the initial Conversion Price per share for each share of Series B Preferred Stock shall be $1.2026, the “Series B Conversion Price”); provided, however, that the applicable Conversion Price shall be subject to adjustment as set forth in subsection 3(d).

(b)     Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Series A Conversion Price or Series B Conversion Price, as applicable, at the time in effect immediately upon the earlier of (i) this Corporation’s initial sale of its Common Stock in a firm commitment underwritten public offering, which initial public offering shall result in not less than $30,000,000 of gross proceeds to the Corporation, and the public offering price of which is not less than $6.00 per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like) (a “Qualified Public Offering”), or (ii) the date specified by written consent or agreement of the holders of at least two-thirds of the Preferred Stock then issued and outstanding, voting together as a single class.

(c)     Mechanics of Conversion. Before any holder of shares of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he, she or it shall surrender the certificate or certificates therefore, duly endorsed, at the office of this Corporation or of any transfer agent for the shares of Preferred Stock, and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of shares of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with a Qualified Public Offering, (i) the conversion may, at the option of any holder tendering shares of Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the shares of Preferred Stock shall not be deemed to have converted such shares of Preferred Stock until immediately prior to the closing of such sale of securities, and (ii) at the election of the holders of a majority of the then issued and outstanding shares of Preferred Stock, all declared and unpaid dividends on the shares of Preferred Stock, if any, shall be paid in cash or additional shares of Common Stock having a fair market value (as determined in good faith by this Corporation’s Board of Directors) equal to the amount of such declared and unpaid dividends.

(d)     Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Series A Conversion Price and Series B Conversion Price shall be subject to adjustment from time to time as follows:

(i)     Adjustment of Conversion Price upon Issuance of Additional Stock. If at any time after the date hereof, this Corporation shall issue any Additional Stock (as defined in subsection 3(d)(iv) below) without consideration or for a consideration per share less than the applicable Conversion Price for the Series A Preferred Stock or Series B Preferred Stock in effect immediately prior to such issuance, the Conversion Price applicable for such series in effect immediately prior to such issuance shall automatically be adjusted, concurrently with such issuance, to a price determined by dividing (i) an amount equal to the sum of (a) the product of (1) the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to subsection 3(d)(iii)(D)(1) or (2)), and (2) the then applicable Conversion Price for a series, and (b) the aggregate consideration, if any, received by this Corporation upon such issuance, by (ii) the sum of (a) the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to subsection 3(d)(iii)(D)(1) or (2)), and (b) the number of shares of such Additional Stock.

(ii)     No de Minimus Adjustments. No adjustment of the Conversion Price for any series of Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment that, together with the carried forward amount, results in an adjustment of $0.01 or more in the aggregate. Except to the limited extent provided for in subsections 3(d)(iii)(D)(3) and (4), no adjustment of the Conversion Price applicable to a series of Preferred Stock pursuant to this subsection 3(d)(ii) shall have the effect of increasing such Conversion Price above the applicable Conversion Price in effect immediately prior to such adjustment.

(iii)     Deemed Issuance of Additional Shares of Common Stock.

    (A)     In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefore before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

    (B)     In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Corporation’s Board of Directors irrespective of any accounting treatment.

(C)     In the case of the issuance of the Common Stock issued together with other securities or other assets of the Corporation for consideration covering both, the consideration other than cash (determined in accordance with subsection 3(d)(iii)(B) above) shall be the proportion of the total consideration as determined in good faith by the Corporation’s Board of Directors.

(D)     In the case of the issuance (whether before, at or after the date hereof) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of subsections 3(d)(i)-(iii).

(1)     The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 3(d)(iii)(A) and 3(d)(iii)(B)), if any, received by this Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby. To the extent such effective issuance causes a reduction in the Conversion Price for a series of Preferred Stock, as provided in this Section 3(d), except as otherwise provided in subsections 3(d)(v) and (vi), no further adjustment of such Conversion Price shall be made upon the actual issuance of such Common Stock upon exercise of such options or rights.

(2)     The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to (i) the consideration, if any, received by this Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus (ii)(A) the minimum additional consideration, if any, to be received by this Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights or (B) in the case of options to purchase or rights to subscribe for such convertible or exchangeable securities, the minimum additional consideration, if any, to be received by this Corporation upon the exercise of such options or rights and the conversion or exchange of such securities (the consideration in each case to be determined in the manner provided in subsections 3(d)(iii)(A) and 3(d)(iii)(B)). To the extent such effective issuance causes a reduction in the Conversion Price of a series of Preferred Stock, as provided in this Section 3(d), except as otherwise provided in subsections 3(d)(v) and (vi), no further adjustment of such Conversion Price shall be made upon, as the case may be, (a) the actual issuance of such Common Stock upon conversion of such convertible or exchangeable securities, or (b) the purchase of such convertible or exchangeable securities upon exercise of such options or rights to purchase such securities or upon the actual issuance of such Common Stock upon conversion or exchange of such purchased convertible or exchangeable securities.

(3)     In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price for a series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4)     Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price for a series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect (i) the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities; and (ii) the actual consideration per share received by this Corporation (including the consideration received for such options or rights, whether or nor exercised, plus the consideration received on exercise therof).

(5)     The number of shares of Common Stock deemed issued and the consideration deemed paid therefore pursuant to subsections 3(d)(iii)(D)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 3(d)(iii)(D)(3) or (4).

(iv)     “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 3(d)(iii)) by this Corporation after the date hereof other than shares of Common Stock:

(A)     issued upon conversion of the shares of Preferred Stock;

(B)     issued to employees, consultants or directors of the Corporation (or options, warrants or other rights exercisable for shares of Common Stock) in accordance with plans, agreements or similar arrangements (“Company Plans”) approved by this Corporation’s Board of Directors, including a majority of the directors designated by the holders of shares of Preferred Stock;

(C)     issued upon exercise or conversion of options, warrants or convertible securities existing on the date hereof;

(D)     issued pursuant to a transaction described in subsection 3(d)(v) hereof;

(E)     issued in connection with a registered public offering of this Corporation’s shares of capital stock;

(F)     issued pursuant to a bona fide acquisition of a corporation or other corporate entity or a joint venture agreement approved by this Corporation’s Board of Directors, including a majority of the directors designated by the holders of shares of Preferred Stock;

(G)     issued to banks, lenders, equipment lessors or other financial institutions pursuant to debt financing or commercial transactions approved by this Corporation’s Board of Directors, including a majority of the directors designated by the holders of shares of Preferred Stock;

(H)     issued in connection with any settlement of claims approved by this Corporation’s Board of Directors, including a majority of the directors designated by the holders of shares of Preferred Stock;

(I)     issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar arrangements or strategic partnerships approved by this Corporation’s Board of Directors, including a majority of the directors designated by the holders of shares of Preferred Stock;

(J)     issued to suppliers of goods or services in connection with the provisions of goods or services to the Corporation pursuant to transactions approved by this Corporation’s Board of Directors, including a majority of the directors designated by the holders of shares of Preferred Stock;

(K)     issued pursuant to that certain License Agreement between the Corporation and the University of Utah Research Foundation, dated August 16, 2004, as amended, and as may be further amended from time to time; or

(L)     which the holders of at least a majority of the shares of issued and outstanding Preferred Stock, voting as a single class, shall agree in writing shall not constitute Additional Stock.

(v)     In the event this Corporation should at any time or from time to time after the date hereof effect a split or subdivision of the outstanding shares of Common Stock or provide for a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of the date of such dividend distribution, split or subdivision, the Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(vi)     If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price of each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e)     Other Distributions. In the event this Corporation shall declare a distribution payable in securities of other persons, evidence of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 3(d)(iii), then, in each such case for the purpose of this subsection 3(e), the holders of shares of Series A Preferred Stock and Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this Corporation entitled to receive such distribution.

(f)     Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3 or Section 2), provision shall be made so that the holders of shares of Series A Preferred Stock and Series B Preferred Stock shall thereafter be entitled to receive upon conversion of shares of Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of such shares of Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustments of the Conversion Price of each series of Preferred Stock then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(g)     No Impairment. This Corporation will not, by amendment of its Amended and Restated Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of shares of Preferred Stock against impairment.

(h)     No Fractional Shares and Certificates as to Adjustments.

(i)     No fractional shares shall be issued upon the conversion of any share or shares of Series A Preferred Stock or Series B Preferred Stock and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock and Series B Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(ii)     Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price or the Series B Conversion Price pursuant to this Section 3, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of shares of Series A Preferred Stock or Series B Preferred Stock, as the case may be, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of shares of Series A Preferred Stock or Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Series A Preferred Stock or Series B Preferred Stock, as applicable.

(i)     Notices of Record Date. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of shares of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(j)     Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such shares of Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Certificate of Incorporation.

(k)     Notices. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of this Corporation.

(l)     Special Mandatory Conversion.

(i)     In the event that any holder of shares of Series B Preferred Stock that is a First Tranche Investor (as defined below) does not, along with its Affiliates (as defined below), purchase at the Second Tranche Closing (as defined below) in the aggregate the amount set forth for such holder and its Affiliates on Schedule A of that certain Series B Preferred Stock Purchase Agreement dated on or about December 21, 2012 (the “Purchase Agreement”) within the time period specified by the Company, then each share of Series A Preferred Stock and Series B Preferred Stock held by such holder on the date of the Second Tranche Closing shall automatically, and without any further action on the part of such holder or any other person or entity, be converted into shares of Common Stock at the conversion rate in effect for such series of Preferred Stock immediately prior to the consummation of such Second Tranche Closing, effective upon the Second Tranche Closing and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent. Such conversion is referred to as a “Special Mandatory Conversion.”

(ii)     Upon any Special Mandatory Conversion specified in subsection 3(l)(i) above, the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificate or certificates evidencing the shares of Preferred Stock automatically converted in such Special Mandatory Conversion are either delivered by the holder to the Company or its transfer agent, or the holder notifies the Company or its transfer agent that such certificate or certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificate or certificates. Thereupon, the Company shall issue and deliver to such holder promptly and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which such holder’s shares of Preferred Stock were converted in such Special Mandatory Conversion.

(iii)     For purposes of this Section 4(1), the following definitions shall apply:

(A)     “Affiliate” shall mean, with respect to any holder of shares of Preferred Stock, any entity or firm that, directly or indirectly, controls, is controlled by or is under common control with such holder. For the purposes of this definition, “control,” when used with respect to any holder, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such holder, whether through the ownership of voting securities, by contract or otherwise.

(B)     “First Tranche Investor” shall have the meaning ascribed to such term in the Purchase Agreement.

(C)     “Second Tranche Closing” shall have the meaning ascribed to such term in the Purchase Agreement.

4.        Voting Rights.

(a)     Except as otherwise required by law or set forth in this Amended and Restated Certificate of Incorporation, the holders of shares of Preferred Stock shall be entitled to notice of any meeting of stockholders and shall vote with the holders of

Common Stock as a single class upon any matter submitted to the stockholders for a vote, including, but not limited to, actions amending the Amended and Restated Certificate of Incorporation of the Corporation to increase or decrease (but not below the number of outstanding shares) the number of authorized shares of Common Stock, and no separate class vote by holders of Common Stock will be required. With respect in all other questions as to which, under law, stockholders are required to vote by classes or series, holders of shares of Preferred Stock shall vote separately as a single class and series apart from each other series and from the Common Stock. Each holder of shares of Preferred Stock shall be entitled to that number of votes equal to the whole number of shares of Common Stock issued or issuable upon the conversion of such holder’s shares of Preferred Stock immediately after the close of business on the record date fixed for a stockholder meeting or the effective date of any written consent.

(b)     Election of Corporation’s Board of Directors.

(i)     the holders of shares of Series A Preferred Stock, voting as a separate class, shall be entitled to elect three (3) members of this Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office any of such directors and to fill any vacancy caused by the resignation, death or removal of any of such directors;

(ii)     the holders of shares of Common Stock, voting as a separate class, shall be entitled to elect one (1) member of this Corporation’s Board of Directors, who shall be the Corporation’s then current chief executive officer, at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office any of such directors and to fill any vacancy caused by the resignation, death or removal of any of such directors; and

(iii)     the holders of shares of Common Stock and Preferred Stock, voting together as a single class on an as converted to Common Stock basis, shall be entitled to elect all remaining members of this Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office any of such directors and to fill any vacancy caused by the resignation, death or removal of any such directors.

(c)     The approval of this Corporation’s Board of Directors, including a majority of the directors designated by the holders of shares of Preferred Stock, shall be required for the Corporation to enter into any borrowing in excess of $500,000 in the aggregate or to increase the number of shares of capital stock of the Corporation reserved for issuance in accordance with Company Plans.

5.      Protective Provisions.

(a)     For as long as at least 3,000,000 shares of Series B Preferred Stock (as adjusted for any stock splits, stock dividend, recapitalizations or the like with respect to such shares occurring after the date hereof) remain outstanding, the consent (by vote or written consent, as provided by law) of the holders of at least two-thirds of the then outstanding shares of Series B Preferred Stock shall be required in connection with any action (by merger or otherwise) that (i) alters or changes the rights, preferences or privileges of the shares of Series B Preferred Stock or (ii) creates (by reclassification or otherwise) any new class or series of shares of capital stock (including any securities convertible into or exercisable for such new class or series of shares) having rights, preferences or privileges senior to or on a parity with the shares of Series B Preferred Stock.

(b)     For so long as at least 750,000 shares of Preferred Stock (as adjusted for any stock splits, stock dividend, recapitalizations or the like with respect to such shares occurring after the date hereof) remain outstanding, the consent (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred Stock shall be required in connection with any action (by merger or otherwise) that (i) alters or changes the rights, preferences or privileges of the shares of Series A Preferred Stock or Series B Preferred Stock; (ii) increases or decreases the authorized number of shares of Common Stock or Preferred Stock; (iii) creates (by reclassification or otherwise) any new class or series of shares of capital stock having rights, preferences or privileges senior to or on a parity with the shares of Series A Preferred Stock or Series B Preferred Stock; (iv) results in the redemption of any shares of Common Stock (other than pursuant to equity incentive agreements with service providers giving the Corporation the right to repurchase shares upon the termination of services); (v) results in any merger, other corporate reorganization, sale of control, Liquidation Event, or any transaction or series of related transactions in which all or substantially all of the assets of the Corporation are sold; (vi) amends or waives any provision of this Corporation’s Amended and Restated Certificate of Incorporation or Bylaws relative to the shares of Series A Preferred Stock or Series B Preferred Stock; (vii) increases or decreases the authorized number of members of this Corporation’s Board of Directors; (viii) results in the payment or declaration of any dividend on any shares of Common or Preferred Stock; or (ix) changes this Corporation’s principal line of business.

6.      Status of Converted Stock. In the event any shares of Preferred Stock shall be converted to Common Stock pursuant to Section 3 hereof, the shares so converted shall be cancelled and shall not be issuable by this Corporation.

FIFTH:      Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Corporation’s Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this Corporation.

SIXTH:      Elections of directors need not be by written ballot unless the Bylaws of this Corporation shall so provide.

SEVENTH:      Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of this Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Corporation’s Board of Directors or in the Bylaws of this Corporation.

EIGHTH:      A director of this Corporation shall, to the fullest extent permitted by the DGCL as it now exists or as it may hereafter be amended, not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment, repeal or modification of this Article Eighth, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article Eighth, by the stockholders of this Corporation shall not apply to or adversely affect any right or protection of a director of this Corporation existing at the time of such amendment, repeal, modification or adoption.

NINTH:      This Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

TENTH:      The Corporation shall, to the fullest extent authorized under the laws of the State of Delaware, as those laws may be amended and supplemented from time to time, indemnify any current or former director, officer, employee and/or agent made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of serving or having served as a director, officer and/or employee of the Corporation or a predecessor corporation or, at the Corporation’s request, a director or officer of another corporation, provided, however, the Corporation shall not be obligated under this Amended and Restated Certificate of Incorporation to make any indemnity:

A.      in connection with any claim made against an indemnitee for which payment has actually been made to or on behalf of an indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision;

B.      for an accounting of profits made from the purchase and sale (or sale and purchase) by an indemnitee of securities of the Corporation within the meaning of

Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of state statutory law or common law;

C.      for which payment is prohibited by applicable law; or

D.      to indemnify or advance Expenses (as defined below) to an indemnitee with respect to claims initiated or brought voluntarily by such indemnitee and not by way of defense, except (i) with respect to actions or proceedings brought to establish or enforce a right to receive Expenses or indemnification under any agreement or insurance policy or under this Amended and Restated Certificate of Incorporation or Bylaws now or hereafter in effect relating to indemnification; (ii) in specific cases if the Corporation’s Board of Directors has approved the initiation or bringing of such claim, or (iii) as otherwise required under Delaware law.

The indemnification provided for in this Article TENTH shall: (i) not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, (ii) continue as to a person who has ceased to be a director, officer, employee and/or agent, as the case may be, and (iii) inure to the benefit of the heirs, executors and administrators of such a person. The Corporation’s obligation to provide indemnification under this Article TENTH shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by the Corporation or any other person.

The Corporation shall advance, to the extent not prohibited by law, the Expenses incurred by an indemnitee in connection with the Proceeding (as defined below), and such advancement shall be made within thirty (30) days after the receipt by the Corporation of a statement or statements requesting such advances (which shall include invoices received by the indemnitee in connection with such Expenses but, in the case of invoices in connection with legal services, any references to legal work performed or to expenditures made that would cause the indemnitee to waive any privilege accorded by applicable law shall not be included with the invoice) from time to time, whether prior to or after final disposition of any Proceeding. Advances shall be unsecured and interest free. Subject to the terms set forth in this paragraph, advances shall be made without regard to an indemnitee’s ability to repay the expenses and without regard to the indemnitee’s ultimate entitlement to indemnification under the other provisions of this Amended and Restated Certificate of Incorporation. Advances shall include any and all reasonable Expenses incurred pursuing an action to enforce this right of advancement, including Expenses incurred preparing and forwarding statements to the Corporation to support the advances claimed. An indemnitee shall qualify for advances upon the execution and delivery to the Corporation of an agreement that constitutes an undertaking providing that the indemnitee undertakes to the fullest extent permitted by law to repay the advance if and to the extent that it is ultimately determined by a court of competent jurisdiction in a final judgment, not subject to appeal, that the indemnitee is not entitled to be indemnified by the Corporation as authorized by relevant actions of the DGCL. This paragraph shall not apply to any claim made by an indemnitee for which indemnity is excluded pursuant to the foregoing provisions of this Article TENTH. The right to advances under this paragraph shall in all events continue until final disposition of any Proceeding, including any appeal therein. Notwithstanding anything to the contrary herein, the Corporation shall not be required to advance such expenses to an indemnitee who is a party to an action, suit or proceeding brought by the Corporation and approved by a majority of the Corporation’s Board of Directors which alleges willful misappropriation of corporate assets by such director, disclosure of confidential information in violation of such directors’ fiduciary or contractual obligations to the Corporation or any other willful and deliberate breach in bad faith of such director’s duty to the Corporation or its stockholders.

For the purposes of this Article TENTH, “Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersedes bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by an indemnitee or the amount of judgments or fines against an indemnitee.

For the purposes of this Article TENTH, the term “Proceeding” shall include any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of the Corporation or otherwise and whether of a civil, criminal, administrative or investigative nature, in which an indemnitee was, is or will be involved as a party or otherwise by reason of the fact that such indemnitee is or was a director of the Corporation, by reason of any action taken by him or of any action on his part while acting as director of the Corporation, or by reason of the fact that he is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses can be provided under this Amended and Restated Certificate of Incorporation; provided, however, that the term “Proceeding” shall not include any action, suit or arbitration initiated by an indemnitee to enforce such indemnitee’s rights under this Article TENTH.

The foregoing provisions of this Article TENTH shall be deemed to be a contract between the Corporation and each director, officer, employee and/or agent who serves in such capacity, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer as of the 19th day of December, 2012.

CARBYLAN BIOSURGERY, INC.

By:	/s/ George Y. Daniloff
George Y. Daniloff
Chief Executive Officer

21